EXHIBIT 99.1

 NTPK RESULTS – FIRST QUARTER ENDED SEPTEMBER 30, 2014

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2014.

Financial Highlights Q1, 2014-15

• Revenues decreased by approximately 7% compared with the corresponding quarter of fiscal 2013-2014
• Company posted a net loss of PKR 190 million in the first quarter

NetSol PK reported revenues of PKR 493 million, which represents a 7% decrease as compared to PKR 530 million reported for the comparable quarter of fiscal 2014. Company also posted a net loss of PKR 190 million compared to a net profit of PKR 140 million in same quarter last year. Main reason of this decrease in profits is the decline in sales due to transition from legacy to next generation product. Also included in last year’s profits is a currency exchange gain of PKR 105 million whereas the same gain recorded in the current quarter was just PKR 312K. Increase in loss is also due to increase in depreciation and amortization expense charged on the intangible assets which were earlier under development stage but now their amortization has started. Diluted loss per share was PKR 2.13 per share compared to a profit of PKR 1.57 per share reported in the corresponding period of fiscal 2014.